AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

First Pactrust Bancorp, Inc.
--------------------------------------------------------------------------------
(Name of Issuer)

Common Stock ($.01 Par Value)
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(Title of Class of Securities)

33589V-10-1
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(CUSIP Number)

December 6, 2010
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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1 (b)

☒	Rule 13d-1 (c)

☐	Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.	33589V-10-1

1.	NAMES OF REPORTING PERSONS
IRS Identification Nos. of above persons (entities only)

Investors of America, Limited Partnership

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER
5,200

	6.	SHARED VOTING POWER
0

	7.	SOLE DISPOSITIVE POWER
5,200

	8.	SHARED DISPOSITIVE POWER
0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,200

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
(See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.06%

12.	TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP NO.	33589V-10-1

1.	NAMES OF REPORTING PERSONS
IRS Identification Nos. of above persons (entities only)

First Capital America, Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER
268,000

	6.	SHARED VOTING POWER
0

	7.	SOLE DISPOSITIVE POWER
268,000

	8.	SHARED DISPOSITIVE POWER
0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

268,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
(See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.09%

12.	TYPE OF REPORTING PERSON (See Instructions)

CO

CUSIP NO.	33589V-10-1

1.	NAMES OF REPORTING PERSONS
IRS Identification Nos. of above persons (entities only)

James F. Dierberg, Trustee of the James F. Dierberg Living Trust Dated 10/8/85

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER
43,680

	6.	SHARED VOTING POWER
0

	7.	SOLE DISPOSITIVE POWER
43,680

	8.	SHARED DISPOSITIVE POWER
0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,680

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
(See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.5%

12.	TYPE OF REPORTING PERSON (See Instructions)

OO

ITEM 1.	(a)	NAME OF ISSUER:

First Pactrust Bancorp, Inc.

	(b)	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

610 Bay Boulevard, Chula Vista, California 91910

ITEM 2.	(a)	NAME OF PERSON FILING:

The names of the persons filing this statement (the “Reporting Persons”) are Investors of America, Limited Partnership, First Capital America, Inc., and James F. Dierberg, Trustee of the James F. Dierberg Living Trust Dated 10/8/85.

	(b)	ADDRESS OF PRINCIPAL OFFICE:

The address of the principal office of each of the Reporting Persons is 135 North Meramec, Clayton, MO 63105.

	(c)	CITIZENSHIP:

Investors of America, Limited Partnership is a Nevada limited partnership.  First Capital America, Inc. is a Nevada corporation.  James F. Dierberg, Trustee of the James F. Dierberg Living Trust Dated 10/8/85 is a citizen of the United States of America.

	(d)	TITLE OF CLASS OF SECURITIES:

This statement relates to Common Shares of the Issuer ("Shares").

	(e)	CUSIP NUMBER:

33589V-10-1

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

	(a)	☐ Broker or dealer registered under Section 15 of the Exchange Act.
	(b)	☐ Bank as defined in Section 3(a)(6) of the Exchange Act.
	(c)	☐ Insurance company as defined in Section 3(a)(19) of the Exchange Act.
	(d)	☐ Investment company registered under Section 8 of the Investment Company Act.
	(e)	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
	(f)	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
	(g)	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i) ☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
(j) ☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.		OWNERSHIP:

	(a)(b)	Amount beneficially owned and Percent of class:
Investors of America, Limited Partnership – 5,200 (0.06%)
First Capital America, Inc. – 268,000 (3.09%)
James F. Dierberg, Trustee of the James F. Dierberg Living Trust Dated 10/8/85 – 43,680 (0.5%)

Each Reporting Person has the sole power to dispose or direct the disposition of and the sole power to vote or direct the vote of his or her respective shares.

ITEM 5.		OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☒ .

ITEM 6.		OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

This item is not applicable.

ITEM 7.		IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

This item is not applicable.

ITEM 8.		IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

See Exhibit A.

ITEM 9.		NOTICE OF DISSOLUTION OF GROUP.

This item is not applicable.

ITEM 10.	CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:	December 15, 2010

INVESTORS OF AMERICA, LIMITED PARTNERSHIP

		By:	/s/	James F. Dierberg
James F. Dierberg, President of First
Securities America, General Partner

FIRST CAPITAL AMERICA, INC.

		By:	/s/	James F. Dierberg
James F. Dierberg, President

			/s/	James F. Dierberg
James F. Dierberg, Trustee of the
James F. Dierberg Living Trust Dated
10/8/85

EXHIBIT A

The members of the group are Investors of America, Limited Partnership, First Capital America, Inc., and James F. Dierberg, Trustee of the James F. Dierberg Living Trust Dated 10/8/85.

EXHIBIT B

Consent Agreement Pursuant to 17 C.F.R. 13d-1(k) (1)(iii)

Each of the undersigned hereby consents and agrees to the filing on behalf of each of them of the foregoing joint statement on Schedule 13G pursuant to 17 C.F.R. 13d-1(k)(1)(iii) with respect to his/her/its beneficial ownership of the shares of the Issuer.

INVESTORS OF AMERICA, LIMITED PARTNERSHIP

		By:	/s/	James F. Dierberg
James F. Dierberg, President of First
Securities America, General Partner

FIRST CAPITAL AMERICA, INC.

		By:	/s/	James F. Dierberg
James F. Dierberg, President

			/s/	James F. Dierberg
James F. Dierberg, Trustee of the
James F. Dierberg Living Trust Dated
10/8/85

Dated:	December 15, 2010